UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2015 (February 4, 2015)

CELLULAR BIOMEDICINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-52282	86-1032927
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 University Avenue, #17 Palo Alto, California	94301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (650) 566-5064

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On February 4, 2015, Cellular Biomedicine Group Ltd. (Shanghai) (“CBMG”), an operating subsidiary of Cellular Biomedicine Group Inc. (the “Company”), entered into a technology transfer agreement (the “Transfer Agreement”) with the Chinese PLA General Hospital PLAGH (also known as “301 Hospital”).

Pursuant to the terms of the Transfer Agreement, PLAGH agreed to transfer to CBMG all of its right, title and interest in and to certain technologies currently owned by PLAGH (including, without limitation, four technologies and their pending patent applications) that relate to genetic engineering of chimeric antigen receptor (CAR)-modified T cells and its applications (collectively, the “Technology”).  In addition, PLAGH is responsible for obtaining governmental approval for the clinical trial related to the Technology, and CBMG (Shanghai) is responsible for the costs and expenses in connection therewith.

Any follow-on research and improvement on the Technology (collectively, the “Improvement”) may not be conducted without both parties’ consent.  With respect to any Improvement achieved by collaboration of CBMG and PLAGH, CBMG and PLAGH will jointly own any intellectual properties arising from such Improvement. With respect to any Improvement achieved solely and independently by PLAGH, CBMG has a right of first refusal to acquire any intellectual properties arising from such Improvement.

In consideration for the Technology, CBMG agreed to pay to PLAGH the following: (i) RMB 3.2 million (approximately $0.512 million) within 5 business days following the date of the Transfer Agreement, (ii) RMB 6.8 million (approximately $1.1.09 million) within 5 business days following delivery by PLAGH to CBMG all the materials and documents related to the Technology, and (iii) RMB 2 million (approximately $0.32 million) within 5 business days following execution of clinical cooperation agreement between CBMG and PLAGH. The Transfer Agreement contains customary confidentiality and event of default provisions.

A copy of the press release related to the above is attached hereto as Exhibit 99.1. The Company intends to file a copy of the Transfer Agreement in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits

99.1           Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cellular Biomedicine Group, Inc.

February 9, 2015	By:	/s/ Bizuo (Tony) Liu
Bizuo (Tony) Liu
Chief Financial Officer